As filed with the Securities and Exchange Commission on April 18, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STORAGE COMPUTER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	02-0450593

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

11 Riverside Street, Nashua, New Hampshire 03062-1371

(Address of principal executive offices)

AMENDED AND RESTATED

STORAGE COMPUTER CORPORATION 2002 SHORT-TERM

DEFERRED COMPENSATION PLAN

(Full title of plan)

Theodore J. Goodlander, CEO Storage Computer Corporation 11 Riverside Street Nashua, New Hampshire 03062 (603) 880-3005 (Name, address and telephone number of agent for service)	Copies of communications to: Alexander S. Glovsky, Esq. Nutter, McClennen & Fish, LLP World Trade Center West 155 Seaport Boulevard Boston, Massachusetts 02210-2604 (617) 439-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value per share	2,135,000 Shares (1)	$.23(2)	$491,050	$39.73

(1)	This Registration Statement covers 2,135,000 shares of Storage Computer Corporation’s common stock, par value $.001 per share (“Common Stock”) underlying awards that may be granted pursuant to the Amended and Restated Storage Computer Corporation 2002 Short-Term Deferred Compensation Plan as amended to date. In addition, pursuant to Rule 416(b) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may be issued under said Plan as a result of stock dividends, stock splits or other recapitalizations.

(2)	The price of $0.23, is the conversion price under the Amended and Restated Storage Computer Corporation 2002 Short-Term Deferred Compensation Plan and is set forth solely for the purpose of computing the registration fee in accordance with Rule 457 (h) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by Storage Computer Corporation (the “Company”) with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b)	The Company’s Current Report on Form 8-K filed on April 3, 2003; and

(c)	The description of the Company’s Common Stock, par value $.001 per share, contained in the Company’s Registration Statement on Form 8-A filed on February 5, 1995.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Paul J. Ayoub and Alexander S. Glovsky, partners of Nutter, McClennen & Fish, LLP, are the Secretary and Assistant Secretary of the Company, respectively. Nutter, McClennen & Fish, LLP serves as counsel to the Company and has rendered a legal opinion with respect to the validity of the shares being offered pursuant to this Registration Statement.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (DGCL) permits indemnification of officers and directors in certain circumstances. To the extent permitted by the DGCL, the Company has included a provision in its Amended and Restated Certificate of Incorporation and By-Laws, that, subject to certain limitations, eliminates its ability and that of its shareholders to recover monetary damages from a director of the Company for breach of fiduciary duty as a director and indemnifies directors and officers against certain actions. Additionally, the Company’s Amended and Restated Certificate of Incorporation and By-Laws contain provisions relating to the indemnification of its officers and directors, for actions performed by those individuals in “good faith.”

Limitation of Personal Liability of Directors. The DGCL provides that a corporation’s certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of certain provision of the DGCL with respect to the unlawful distributions to shareholders, (iv) any transaction from which the director derived an improper personal benefit, or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation. The Company’s Amended and Restated Certificate of Incorporation and By-Laws contain a provision eliminating the personal liability of its directors for monetary damages for breach of fiduciary duty as a director to the extent permitted under the DGCL.

Indemnification of Directors and Officers. Under the DGCL, a corporation may indemnify any director, officer, employee or agent who was or is a party, or is threatened to be made a party to any threatened, pending or completed proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. The Company’s Amended and Restated Certificate of Incorporation and By-Laws contain provisions which require the Company to indemnify its directors and officers to the full extent permitted by the DGCL.

In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholders derivative suit), the DGCL provides that a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, the Company may not indemnify a person adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of the liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. The Company’s Amended and Restated Certificate of Incorporation and By-Laws contain provisions which require it to indemnify its directors and officers by or in the right of the corporation to the full extent permitted by the DGCL.

The Company’s Amended and Restated Certificate of Incorporation and By-Laws contain provisions which require it to indemnify its directors and officers to the full extent permitted by the DGCL. According to the DGCL, a corporation must indemnify a present or former director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL’s indemnification provisions for their expenses therein, including attorney’s fees, actually and reasonably incurred by that officer or director in connection with such defense.

The DGCL states that a determination must be made that a director or officer has met the required standard of conduct before a director or officer may be indemnified. The determination may be made by (i) a majority vote of disinterested directors, (ii) independent legal counsel (selected by the disinterested directors) or (iii) the shareholders. The Company’s Amended and Restated Certificate of Incorporation and By-Laws contain provisions which require the Company to indemnify its directors and officers to the full extent permitted by the DGCL.

The DGCL permits and the Company’s Amended and Restated Certificate of Incorporation and By-Laws require the Company to advance expenses to a director or officer upon request after that director or officer provides an undertaking to repay such amount if it is determined that such person is not entitled to be indemnified by the corporation as authorized by the DGCL.

The indemnification and advancement of expenses described above under the DGCL is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Exhibit

4.1	Amended and Restated Storage Computer Corporation 2002 Short-Term Deferred Compensation Plan

5.1	Opinion of Nutter, McClennen & Fish, LLP

23.1	Consent of Nutter, McClennen & Fish, LLP (included in its opinion filed as Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 9, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Nashua, State of New Hampshire on this 18th day of April 2003.

STORAGE COMPUTER CORPORATION

By:	/s/ PETER N. HOOD
Peter N. Hood Chief Financial Officer

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Theodore J. Goodlander and Peter N. Hood, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-8 of the registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ THEODORE J. GOODLANDER Theodore J. Goodlander	Chairman of the Board, Chief Executive Officer and Director	April 18, 2003

/s/ EDWARD A. GARDNER Edward A. Gardner	Director	April 18, 2003

/s/ PETER N. HOOD Peter N. Hood	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	April 18, 2003

/s/ ROGER E. GAULD Roger E. Gauld	Director	April 18, 2003

/S/ JOHN L. THONET John L. Thonet	Director	April 18, 2003

Steven S. Chen	Director	April , 2003

/s/ THOMAS A. WOOTERS Thomas A. Wooters	Director	April 18, 2003